WATAIRE INTERNATIONAL ACQUIRES TECHNOLOGY RIGHTS

Woodland Hills, California, April 30, 2007, Wataire International Inc. (“Wataire” or the “Company”)(OTC BB: WTAR:OB), is pleased to announce the acquisition of all the intellectual property rights (“IP”) from Wataire Industries Inc., Canadian Dew Technologies Inc. and the inventors.  The acquisition includes all current patents, know-how, knowledge, expertise, information and intellectual property relating to water treatment process and devices for water-from-air machines.

The agreement requires the Company to pay Wataire Industries the sum of CAD $500,000 and the issuance of 2,400,000 restricted common shares of the Company; and to pay Wataire Industries a royalty of the gross profits from the sales of all apparatus or products relating to the IP for a period of 30 years from April 25, 2007, and a royalty equal of gross licensing revenues on the IP.   The agreement further requires the Company to pay Canadian Dew Technologies, the inventors, the issuance of 2,400,000 restricted common shares of the Company.

Contact:

Investor Relations:

(877) 602 - 8985

www.wataireinternational.com

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning plans, objectives, goals, strategies, future events of performance and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks including but not limited to, product and services demand and acceptance, changes in technology and in economic, political and regulatory conditions and to all of the risks generally associated with a company at Wataire’s stage of development. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company are expressly qualified by these cautionary statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.